Exhibit 10.29.1

Boot Barn, Inc. 15345 Barranca Parkway Irvine, CA 92618

April 14, 2017	CONFIDENTIAL

Mike Love

4 Centaurus Way

Coto De Caza, CA 92679

RE:Acknowledgement of Promotion

Dear Mike,

This letter will confirm your new role and responsibilities as SVP, Marketing and Merchandise Planning. You will now report to Jim Conroy – Chief Executive Officer. We look forward to your continued contributions to the team and the organization. The conditions of this position are as follows:

Your transition date is April 01, 2017.

Your bi-weekly pay rate will now be $10,192.31 (which would equate to $265,000.00, if annualized), less legally required withholdings and deductions; paid on a biweekly payroll schedule which is every other Friday. Your position will remain exempt and will be paid in accordance with all state and federal laws.

In addition, please review the changes regarding company benefits and eligibility:

•	Health & Wellness: eligibility will not change, unless such benefits are changed or modified by the Company in the future.
•	401k: eligibility will not change, unless such benefits are changed or modified by the Company in the future
•	Benefit Time Off: Due to the Company’s Benefit Time Off policy based on tenure and level of position which equates and escalates during length of service, your current benefits are:
o	Sick Days: 3 (three) days are awarded annually on the first pay period of the fiscal year.
o	Vacation: 4 (four) weeks
o	Holidays: 7 (seven) days which are pre-determined and can be found on the company’s internal website
•

Merit: Your salary and performance may be reviewed annually, subject to the current Company practices and may be prorated accordingly in any year in which was a partial year of employment, your position and/or compensation was changed.

•

Corporate Bonus: You will continue to be eligible to participate in the Company’s bonus (“bonus”) plan pursuant to the terms and conditions of that plan. The potential target bonus compensation will be 40% of your base compensable earnings (for the applicable year), with an opportunity to receive a maximum aggregate bonus of up to 80% of your base compensable earnings. The actual bonus amount earned will be dependent upon the achievement of a combination of Company and personal annual performance objectives (including, without limitation, the achievement of the Company’s EBIT and personal objectives as set out by your supervisor / Department Head and/or set forth in the annual plan). Accordingly, depending on whether such objectives are under-or over-achieved, the actual amount payable to you, if any, as an annual performance bonus may be less than, equal, or greater to the target specified above. To be eligible to receive any bonus under this Company’s plan, you must be employed in good standing on the applicable bonus payment date.

Boot Barn, Inc. 15345 Barranca Parkway Irvine, CA 92618

Mike Love

April 14, 2017

To the fullest extent allowed by law, any controversy, claim, or dispute between you and Boot Barn, Inc. (“Boot Barn” or “Company”) the Company (and/or any of its affiliates, owners, shareholders, directors, officers, employees, volunteers or agents) relating to or arising out of your employment or the cessation of that employment will be submitted to a final and binding arbitration before a neutral arbitrator, in the county in which you last worked, in accordance with the JAMS Employment Arbitration Rules and Procedures, including any subsequent modifications or amendments to such Rules, as the exclusive remedy for such controversy, claim, or dispute.  (A copy of the most current JAMS Rules may be obtained from the Company’s Human Resources Department or by visiting http://www.jamsadr.com/rules-employment-arbitration/.) In any such arbitration, the parties may conduct discovery to the same extent as would be permitted in a court of law.  The arbitrator will issue a written decision stating the essential findings and conclusions on which the award is based, and will have full authority to award all remedies that would have been available in court.  The Company will pay all arbitrators’ fees and any arbitration administration expenses. Any award may be entered as a judgment or an order in any court of competent jurisdiction.

This Agreement covers all employment-related claims including, but not limited to, claims of unpaid wages, breach of contract, torts, violation of public policy, discrimination, harassment, or any other employment-related claim under state or federal statues or laws relating to an employee’s relationship with his/her employer, regardless of whether such dispute is initiated by you or the Company. This Agreement also covers any and all claims that the company may have against you, including claims for misappropriation of Company property, disclosure of proprietary information or trade secrets, gross negligence, or any other claim for alleged wrongful conduct. Both you and the Company waive the right to pursue claims in arbitration on a class basis, as a collective action, or as a representative action. This Agreement is governed by and enforceable under the Federal Arbitration Act (“FAA”).

Nothing in this Agreement affects your right to file an administrative charge with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any state agency charged with enforcement of fair employment practice laws.  You may present such claims to the appropriate agency, but you and the Company agree to arbitrate under this Agreement all rights to any form of recovery or relief, including monetary or other damages.

Your employment is “at will”. This means that your employment with Boot Barn is for an unspecified term and is to continue only at the mutual consent of both Boot Barn and yourself.  Consequently, either Boot Barn or you may terminate the employment relationship at will, at any time, with or without cause, and with or without advanced notice.  This at will aspect of your employment, may not be modified, amended or rescinded except by an individual written agreement signed by both you and the Chief Executive Officer, along with the head of Human Resources.

This letter and the terms and conditions of employment contained herein supersede and replace any prior understandings or discussions between you and Boot Barn regarding your employment.  This letter sets forth the complete integrated agreement between you and Boot Barn regarding your employment, and may only be amended by a document in writing signed by you, the employee and the Chief Executive Officer, along with the head of Human Resources.

This letter may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and shall be deemed to have been duly given when either (i) personally delivered (ii) delivered via facsimile or e-mail with confirmed receipt or (iii) three (3) days after being mailed by United States first-class mail, postage prepaid.

If you have any questions, please reach out to your Talent Acquisition Representative.  Otherwise, signify your acceptance of this offer by signing this letter and returning it to Human Resources.

Boot Barn, Inc. 15345 Barranca Parkway Irvine, CA 92618

Mike Love

April 14, 2017

Sincere Regards,

/s/ Amy Morita__________ Amy Morita
Talent Acquisition Manager

cc: Personnel file

Boot Barn, INC reserves the right at any time, with or without notice, to alter or change job responsibilities, compensation, bonus structure, reassign or transfer job position or assign additional job responsibilities within your general skill set or capabilities.

I HEREBY ACCEPT BOOT BARN INC’S OFFER OF EMPLOYMENT UPON THE TERM AND CONDITIONS SET FORTH ABOVE.

Dated	April 14, 2017	Signature	/s/ Michael A. Love
Michael A. Love